CONTACT:	FOR IMMEDIATE RELEASE
Kevin L. Thompson	April 25, 2024
EVP, Chief Financial Officer
303-365-3813
kthompson@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – April 25, 2024

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on May 28, 2024, to stockholders of record at the close of business on May 13, 2024.

HTLF has increased or maintained its common stock dividend every quarter for more than 40 years.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on July 15, 2024, to stockholders of record at the close of business on June 30, 2024.

About HTLF
Heartland Financial USA, Inc., operating under the brand name HTLF, is a bank holding company with assets of $19.4 billion as of December 31, 2023. HTLF has banks serving communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com.
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